Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AltEnergy Acquisition Corp. on Amendment No. 1 to Form S-4 File No. 333-281469 of our report dated April 16, 2024, which includes an explanatory paragraph as to AltEnergy Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of AltEnergy Acquisition Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 14, 2025